                                                                    Exhibit 99.1

[GOODRICH LOGO]
--------------------------------------------------------------------------------
                                                     NEWS RELEASE

MEDIA CONTACT:          GAIL WARNER                Goodrich Corporation
PHONE:                 704 423 7048                Four Coliseum Centre
                                                   2730 West Tyvola Road
INVESTOR CONTACT:      PAUL GIFFORD                Charlotte, NC 28217-4578
                       704 423 5517                Tel: 704 423 7000
                                                   Fax: 704 423 7127
                                                   www.goodrich.com

For Immediate Release:

GOODRICH REPORTS STRONG SECOND QUARTER RESULTS

-        EPS increases 14 percent, excluding special items
-        Aerospace reports sales and operating income growth of over 18 percent
-        Double-digit EPS growth expected in 2001

CHARLOTTE, NC, July 23, 2001 - Goodrich Corporation (NYSE: GR) announced today that second quarter income from continuing operations, excluding special items, was $88.8 million, or $0.83 per share on a diluted basis, a 14 percent increase in per-share results compared to $78.8 million, or $0.73 per share, in the year-ago quarter. Net income for the current quarter was $83.3 million, or $0.78 per share, after a special charge for merger-related and consolidation costs. In last year's second quarter, the company reported net income of $81.7 million, or $0.75 per share on a diluted basis, including a special charge for merger-related and consolidation costs and the results of the company's discontinued Performance Materials business. Sales for the current quarter were $1.2 billion, compared with $1.1 billion in the year-ago quarter.

The company's excellent performance in the current period, in addition to a strong first quarter, resulted in significant sales and profit growth in the first half of the year. Income from continuing operations in the first half, excluding special items, was $168.8 million, or $1.60 per share on a diluted basis. This reflects a 13 percent increase in per-share results versus first half earnings of $155.2 million, or $1.42 per share, excluding special items. On a net income basis in the first half of 2001, the company reported $255.6 million, or $2.40 per share on a diluted basis, versus $167.8 million, or $1.53 per share, in the first half of 2000. Sales were $2.4 billion, compared with $2.2 billion in the first half of last year.

Commenting on the results, David L. Burner, Goodrich's chairman and chief executive officer, said, "Goodrich enjoyed another strong performance in the second quarter driven by continued double-digit sales and profit growth in our Aerospace segment. This performance easily offset lower results in our industrial operations as the softness continues in the markets served by these businesses."

[GOODRICH LOGO]


Regarding Goodrich's outlook for the full year, Burner added, "We remain on track to deliver another record year in 2001 as we have in each of the past seven. We continue to expect revenues of at least $4.9 billion, and an increase in our per-share results of approximately 11-to-12 percent, compared to fiscal 2000. While our current earnings outlook is approximately 3 percent below earlier guidance due to continued softness in our industrial markets, we believe our overall performance is quite strong and our company is well positioned to continue its track record of profitable growth." Burner added, "Free cash flow should be in the range of $210-$235 million, consistent with the guidance we provided earlier this year."

SECOND QUARTER SEGMENT REVIEW

In the Aerospace segment, all four operating groups achieved higher sales and three of the four reported strong double-digit operating income growth compared to the year-ago quarter. Overall sales increased 18.5 percent to $1.1 billion and operating income increased 19.2 percent to $169.2 million. The results reflected strength in all areas of the segment for both OE and the after-market, especially in the Aerostructures and Aviation Technical Services Group and the Engine and Safety Systems Group, and the contribution of complementary acquisitions made over the last two years.

In the Engineered Industrial Products segment, sales for the quarter declined approximately 5 percent to $172.6 million from $182.2 million in the year-ago period, reflecting continuing general weakness in the markets for the company's industrial products. Operating income decreased 24 percent to $24.7 million compared to the second quarter of 2000 primarily due to unfavorable product mix and volume, pricing pressures and the impact of increased utility costs. Offsetting some of the overall weakness in the segment, Fairbanks Morse Engine experienced higher original equipment and after-market sales in the quarter, and a significant increase in orders especially for power generation applications.

BUSINESS HIGHLIGHTS

In recent months, Goodrich has continued to expand and strengthen its global business franchises through acquisitions, new program wins and product development. The company announced plans to acquire Dana's industrial polymers bearing business in a move that will establish Goodrich as a leader in these markets with a strong technology base and international presence. Last week, Goodrich announced that it would acquire the second largest aerospace lighting company in the world, Hella Aerospace GmbH, and combine it with its own lighting business. The combined businesses will be able to offer products and integrated systems to the original equipment and after-market segments of the industry. Both transactions are highly complementary to Goodrich's existing operations and are expected to be immediately accretive to earnings. The company also signed a definitive agreement to divest its Electronic Materials Division, which formerly operated as part of the Performance Materials Segment, to Sumitomo Bakelite Co., Ltd. All three transactions are expected to close by the end of the third quarter.

The company also announced an agreement that extends its position as the exclusive supplier of landing gear for nearly all of Boeing's commercial aircraft through 2006, and an agreement with Rolls Royce to supply the fuel delivery system for the Trent (R) 900 jet engine which will power

[GOODRICH LOGO]

the Airbus A380. During the quarter, Goodrich also introduced new aircraft seating products and announced new business for fuel and utility systems and avionics at the Paris Air Show.

In addition last week, the company announced that Airbus had selected Goodrich to supply the evacuation systems for the A380 in a program that could represent $300- $400 million in sales over 20 years. Together with the previously announced contracts for landing gear and fuel delivery systems, Goodrich has emerged with major positions for this new aircraft and enhanced its role as one of Airbus' largest suppliers.

OUTLOOK

Prospects for the company's aerospace segment in 2001 continue to be excellent. Full year revenues are expected to exceed $4.2 billion and margins are expected to remain strong. Driving the segment's performance for the year are higher expected deliveries of commercial transport aircraft, coupled with the company's increasingly strong presence in the aftermarket and in regional and business aircraft markets.

In Engineered Industrial Products, revenue and operating income expectations for 2001 have been lowered as the previously expected recovery in the second half does not appear to be materializing. The company currently expects revenue of approximately $700 million excluding the pending acquisition of Dana's industrial polymer bearings business, which will increase results later this year following the expected closing by the end of the third quarter. Continued product mix and volume issues, coupled with pricing pressures and the impact of increased utility costs, will likely result in second half operating income performance slightly higher than the first half.

In light of this environment, Goodrich expects full-year earnings, excluding special items, to be between $3.30 and $3.35. This revised outlook assumes that current commercial transport deliveries and revenue-passenger-mile volume forecasts are correct and that the economic outlook for our industrial products does not deteriorate further.

The company expects third quarter 2001 EPS to be at the same level, or slightly higher, than second quarter 2001. This would represent more than a 10 percent increase over the third quarter 2000.

In commenting on the outlook, Mr. Burner said, "We are pleased with the continued strength of our aerospace operations and believe that our company's overall performance is quite favorable given the economic environment. As we look ahead, we will continue to increase shareholder value by investing in new programs, acquisitions, and productivity improvement to drive profitable growth."

Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services, as well as sealing and compressor systems and other engineered industrial products. Goodrich is ranked by Fortune magazine as one of the "Most Admired" aerospace companies and is included on Forbes magazine's "Platinum List" of America's best big companies. Headquartered in Charlotte, North Carolina, the company employs 23,000 people worldwide. For more information, please visit www.goodrich.com.
                          -----------------

[GOODRICH LOGO]

The tables that follow provide more detailed information about Goodrich results for the first quarter.

(Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K filed on February 23, 2001.)

                              GOODRICH CORPORATION
                 (Dollars in millions except per share amounts)




                                                                                 Three Months Ended
                                                                                       June 30
                                                      ---------------------------------------------------------------------


                                                           2001               2001               2000              2000
                                                        As Reported      As Adjusted(A)      As Reported      As Adjusted(B)

Sales                                                   $    1,239.0      $    1,239.0      $    1,082.4      $    1,082.4
                                                        ============      ============      ============      ============

Income before Income Taxes
  and Trust Distributions                                      133.1             141.4             114.1             129.5
Income Tax Expense                                             (45.2)            (48.0)            (40.4)            (46.1)
Distributions on Trust Preferred
  Securities                                                    (4.6)             (4.6)             (4.6)             (4.6)
                                                        ------------      ------------      ------------      ------------

Income from Continuing Operations                               83.3              88.8              69.1              78.8
Income from Discontinued Operations                             --                --                12.6              --
                                                        ------------      ------------      ------------      ------------

Net Income                                              $       83.3      $       88.8      $       81.7      $       78.8
                                                        ============      ============      ============      ============

Income Per Share:
    Basic
      Continuing Operations                             $       0.80      $       0.86      $       0.65      $       0.74
      Discontinued Operations                                   --                --                0.12              --
                                                        ------------      ------------      ------------      ------------
      Net Income                                        $       0.80      $       0.86      $       0.77      $       0.74
                                                        ============      ============      ============      ============

    Diluted
      Continuing Operations                             $       0.78      $       0.83      $       0.64      $       0.73
      Discontinued Operations                                   --                --                0.11              --
                                                        ------------      ------------      ------------      ------------
      Net Income                                        $       0.78      $       0.83      $       0.75      $       0.73
                                                        ============      ============      ============      ============

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                                      103.7             103.7             106.1             106.1
                                                        ============      ============      ============      ============

    Diluted                                                    108.2             108.2             110.6             110.6
                                                        ============      ============      ============      ============



(A) Results exclude the effect of a $8.3 million charge ($5.5 million after-tax), or $0.05 a diluted share, related to merger-related and consolidation costs.

(B) Results exclude the effect of a $15.4 million charge ($9.7 million after-tax), or $0.09 a diluted share, related to merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($12.6 million, or $0.11 a diluted share).

                              GOODRICH CORPORATION
                 (Dollars in millions except per share amounts)




                                                                                Six Months Ended
                                                                                     June 30
                                                      -------------------------------------------------------------------


                                                          2001              2001              2000               2000
                                                      As Reported      As Adjusted(A)     As Reported       As Adjusted(B)

Sales                                                 $    2,416.3      $    2,416.3      $    2,153.0      $    2,153.0
                                                      ============      ============      ============      ============

Income before Income Taxes
  and Trust Distributions                                    262.7             269.6             234.2             255.0
Income Tax Expense                                           (89.3)            (91.6)            (82.9)            (90.6)
Distributions on Trust Preferred
  Securities                                                  (9.2)             (9.2)             (9.2)             (9.2)
                                                      ------------      ------------      ------------      ------------

Income from Continuing Operations                            164.2             168.8             142.1             155.2
Income from Discontinued Operations                           91.4              --                25.7              --
                                                      ------------      ------------      ------------      ------------

Net Income                                            $      255.6      $      168.8      $      167.8      $      155.2
                                                      ============      ============      ============      ============

Income Per Share:
    Basic
      Continuing Operations                           $       1.59      $       1.63      $       1.32      $       1.44
      Discontinued Operations                                 0.88              --                0.24              --
                                                      ------------      ------------      ------------      ------------
      Net Income                                      $       2.47      $       1.63      $       1.56      $       1.44
                                                      ============      ============      ============      ============

    Diluted
      Continuing Operations                           $       1.55      $       1.60      $       1.30      $       1.42
      Discontinued Operations                                 0.85              --                0.23              --
                                                      ------------      ------------      ------------      ------------
      Net Income                                      $       2.40      $       1.60      $       1.53      $       1.42
                                                      ============      ============      ============      ============

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                                    103.3             103.3             107.8             107.8
                                                      ============      ============      ============      ============

    Diluted                                                  107.7             107.7             111.7             111.7
                                                      ============      ============      ============      ============



(A) Results exclude the effect of a $14.1 million charge ($9.3 million after-tax), or $0.09 a diluted share, related to merger-related and consolidation costs and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share from the sale of a portion of the Company's interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($91.4 million, or $0.85 a diluted share).

(B) Results exclude the effect of a $20.8 million charge ($13.1 million after-tax), or $0.12 a diluted share, related to merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($25.7 million, or $0.23 a diluted share).


                                                                   GOODRICH CORPORATION SEGMENT REPORTING
                                                                            (Dollars in millions)


                                                         Three Months Ended                   Six Months Ended
                                                               June 30                              June 30
                                                   ------------------------------      ------------------------------

                                                        2001             2000              2001             2000

Sales:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                           $      405.5      $      348.4      $      765.3      $      706.0
    Landing Systems                                       280.1             259.0             569.7             519.1
    Engine and Safety Systems                             196.6             153.5             373.9             301.3
    Electronic Systems                                    184.2             139.3             358.6             266.8
                                                   ------------      ------------      ------------      ------------

                                                        1,066.4             900.2           2,067.5           1,793.2
                                                   ------------      ------------      ------------      ------------


  Engineered Industrial Products                          172.6             182.2             348.8             359.8
                                                   ------------      ------------      ------------      ------------

Total Sales                                        $    1,239.0      $    1,082.4      $    2,416.3      $    2,153.0
                                                   ============      ============      ============      ============

Operating Income:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                           $       63.3      $       49.0      $      115.9      $       97.9
    Landing Systems                                        33.5              35.1              74.3              72.4
    Engine and Safety Systems                              39.4              30.2              69.3              57.5
    Electronic Systems                                     33.0              27.6              64.4              52.8
                                                   ------------      ------------      ------------      ------------

                                                          169.2             141.9             323.9             280.6
                                                   ------------      ------------      ------------      ------------

  Engineered Industrial Products                           24.7              32.6              50.6              66.2
                                                   ------------      ------------      ------------      ------------

Total Segment Operating Income                     $      193.9      $      174.5      $      374.5      $      346.8

Corporate General and Administrative Costs                (22.7)            (17.6)            (40.0)            (36.3)

Merger-related and Consolidation Costs                     (8.3)            (15.4)            (14.1)            (20.8)
                                                   ------------      ------------      ------------      ------------

Total Operating Income                             $      162.9      $      141.5      $      320.4      $      289.7
                                                   ============      ============      ============      ============

                            GOODRICH SEGMENT RESULTS

                  SECOND QUARTER 2001 VERSUS FIRST QUARTER 2001



AEROSPACE SEGMENT

($ millions)
                                            2Q01                1Q01
                                            ----                ----
Sales                                 $  1,066.4          $  1,001.1
Operating Income                           169.2               154.7

In the Aerospace segment, sales increased 7% from $1,001.1 in the first quarter 2001 to $1,066.4 in the second quarter 2001. This increase is primarily due to strength in Aerostructures and Engine and Safety Systems. Operating income during the same period increased $14.5 or 9% from $154.7 in the first quarter to $169.2. This increase is due primarily to excellent performance in Aerostructures and Evacuation Systems. Decreased margins in Wheels and Brakes, partially resulting from increased strategic sales incentives for commercial wheels and brakes, partially offset the OI gains.




ENGINEERED INDUSTRIAL PRODUCTS SEGMENT

($ millions)
                                            2Q01               1Q01
                                            ----               ----
Sales                                   $  172.6           $  176.2
Operating Income                            24.7               25.9

In Engineered Industrial Products, sales decreased 2% from $176.2 in the first quarter to $172.6 in the second quarter of 2001. This decrease is primarily due to weakness in the sealing and automotive and heavy-duty truck markets, offset by strong performance in Fairbanks Morse Engine. Operating income decreased 5% from $25.9 in the first quarter to $24.7 in the second quarter primarily as a result of mix, pricing pressures, volume and increased utility costs.

                             GOODRICH GROUP RESULTS
                 SECOND QUARTER 2001 VERSUS SECOND QUARTER 2000

                           GOODRICH AEROSPACE SEGMENT


AEROSTRUCTURES AND AVIATION TECHNICAL SERVICES GROUP

($ millions)

                                                              YTD          YTD
                                   2Q01         2Q00         2001         2000
                                   ----         ----         ----         ----

Sales                            $405.5       $348.4       $765.3       $706.0
Operating Income                   63.3         49.0        115.9         97.9

Sales for the quarter increased 16% from $348.4 in the second quarter of 2000 to $405.5 in the second quarter of 2001. This increase was primarily a result of strength in Aerostructures OE and aftermarket services. Operating income for the quarter increased $14.3, or 29%, from $49.0 in the second quarter of 2000 to $63.3 in the second quarter of 2001. This increase is primarily attributable to the strong results in Aerostructures OE and aftermarket services, as well as improvement in Aviation Technical Services, which recorded a slight profit for the quarter.


LANDING SYSTEMS GROUP

($ millions)


                                                             YTD          YTD
                                   2Q01         2Q00         2001         2000
                                   ----         ----         ----         ----

Sales                            $280.1       $259.0       $569.7       $519.1
Operating Income                   33.5         35.1         74.3         72.4

Sales for the second quarter increased $21.1, or 8%, from $259.0 in the second quarter of 2000, to $280.1 in the second quarter of 2001. This increase is attributable to excellent performance in Landing Gear OE and Regional, Business and Military Wheels and Brakes, offset by weakness in Landing Gear Services. Operating income for the quarter decreased 5% to $33.5. This decrease is primarily attributable to the weakness in Landing Gear Services, as well as increases in strategic sales incentives for commercial and regional, business and military wheels and brakes.

ENGINE & SAFETY SYSTEMS GROUP

($ millions)


                                                            YTD        YTD
                                    2Q01        2Q00       2001       2000
                                    ----        ----       ----       ----

Sales                              $196.6     $153.5     $373.9     $301.3
Operating Income                     39.4       30.2       69.3       57.5

Sales for the second quarter increased $43.1, or 28%, from $153.5 in the second quarter 2000 to $196.6 in the second quarter of 2001. This increase is a result of strength in all of the product lines in the group, especially Evacuation Systems aftermarket, and Turbine Fuel Technologies (formerly Delavan Gas Turbine). Sales and income also increased as a result of the acquisition of OEA. Operating income for the quarter increased $9.2, or 30%, to $39.4. This increase is primarily attributable to the increased sales volume noted above, partially offset by continued R&D spending in Passenger Restraint Systems in support of the SmartBelt(TM) restraint system.


ELECTRONIC SYSTEMS GROUP

($ millions)

                                                            YTD        YTD
                                     2Q01       2Q00       2001       2000
                                     ----       ----       ----       ----

Sales                              $184.2     $139.3     $358.6     $266.8
Operating Income                     33.0       27.6       64.4       52.8

Sales for the quarter increased $44.9 or 32%, from $139.3 in the second quarter 2000 to $184.2 in the second quarter of 2001. The increase resulted from strong performance in all product lines, most notably Optical and Space Systems which has had increased sales as a result of the Raytheon Optical Systems acquisition made in late 2000. Operating income for the quarter increased $5.4, or 20%, from $27.6 in the second quarter of 2000 to $33.0 in the second quarter of 2001. This growth is a result of strong performance in Fuel and Utility Systems and Sensor Systems, partially offset by lower results in Optical and Space Systems.

                 GOODRICH ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
                 -----------------------------------------------

($ millions)

                                                           YTD        YTD
                                   2Q01        2Q00       2001       2000
                                   ----        ----       ----       ----

Sales                             $172.6     $182.2     $348.8     $359.8
Operating Income                    24.7       32.6       50.6       66.2

Sales for the quarter decreased $9.6, or 5%, from $182.2 in the second quarter 2000 to $172.6 in the second quarter of 2001. The decrease in sales is primarily attributable to continued softness in the sealing products markets and the heavy-duty truck and automotive markets, partially offset by improvements in the engine business. Operating income decreased $7.9, or 24%, from $32.6 in the second quarter to $24.7 in the second quarter of 2001. The decrease in operating income was primarily due to reduced volume, product mix, pricing pressures and increased utility costs.

                              Non-Segment Expenses
                              --------------------
                                  ($ millions)



                                                               2Q01         2Q00
                                                               ----         ----

Net Interest Expense                                         $ (21.2)     $ (23.8)
-   Payment-in-kind interest income                          $   5.3         --
    (included in Net Interest Expense above)
Distribution on Trust Preferred Securities                   $  (4.6)     $  (4.6)
Other Income (Expense):                                      $  (8.6)     $  (3.6)
-   Discontinued Retiree Health Care                         $  (4.8)     $  (2.3)
-   Other Income (Expense)                                   $  (3.8)     $  (1.3)




                  Preliminary Balance Sheet and Cash Flow Data
                  --------------------------------------------
                                  ($ millions)

                                                     YTD               YTD
                                                 06/30/2001        06/30/2000
                                                 ----------        ----------

Cash and Cash Equivalents                        $    292.3        $     81.5
Total Debt                                       $  1,490.6        $  2,120.6
Net Debt to Capitalization                             40.4%             59.5%
Capital Expenditures                             $     92.2        $     65.5
Acquisitions                                     $    (20.4)       $    (24.9)
Dividends                                        $    (56.5)       $    (60.5)
Depreciation and Amortization                    $     97.9        $     92.8
-  Depreciation                                  $     64.4        $     65.3
-  Amortization                                  $     33.5        $     27.5
   - Goodwill Amortization                       $     15.1        $     13.0
     (included in Amortization, above)


                                                ACCOUNTS RECEIVABLE
                                                -------------------
                                                   ($ millions)

                                                                   2000                                   2001
                                                Q1           Q2           Q3           Q4           Q1           Q2
                                             -----------------------------------------------    -------------------------

Accounts Receivable                           $617.9       $646.8       $708.6       $676.0       $768.1       $778.6
Less: Corporate Receivables                    (78.4)       (84.3)      (102.5)      (106.8)      (131.8)      (125.2)
                                              ----------------------------------------------    ---------------------
Trade Accounts Receivable                     $539.5       $562.5       $606.1       $569.2       $636.3       $653.4

Days sales outstanding (DSO)*                   41.3         44.1         46.6         46.6         48.1         46.3

*DSO represents the number of preceding days sales comprising the trade accounts receivable balance.

DSO, calculated using trade accounts receivable, was 46 days in the second quarter of 2001, as compared to 48 days in the first quarter of 2001 and 44 days in the second quarter of 2000. Excluded from the DSO calculations are receivables and sales at Raytheon Optical Systems, where amounts outstanding do not correlate to current period revenues. Corporate receivables are excluded as these amounts, primarily receivables from insurance carriers for asbestos claim settlements, are not correlated with revenue and therefore distort the DSO calculation. Fourth quarter 2000 excludes OEA because they were acquired at the end of the year and there were no revenues associated with the receivables.

                                                     INVENTORY
                                                     ---------
                                                   ($ millions)

                                                              2000                                   2001
                                            Q1           Q2          Q3          Q4             Q1         Q2
                                      -------------------------------------------------     ---------------------

Inventory*                               $831.0       $854.9       $880.2       $837.4        923.3        933.5
717-200 pre-production/
      excess over average                (140.5)      (140.8)      (136.3)      (133.2)      (128.5)      (120.8)
                                      -------------------------------------------------     ---------------------
Adjusted inventory                       $690.5       $714.1       $743.9       $704.2       $794.8       $812.7

Days sales in inventory (DSI)              53.8         56.6         58.6         57.9         60.0         58.5

*DSI represents the number of preceding days sales comprising the inventory balance.

DSI, excluding pre-production and excess over average costs on the 717-200 program, was 59 days in the second quarter of 2001, as compared to 60 days in the first quarter of 2001 and 57 days in the second quarter of 2000. Excluded from the DSI calculations are receivables and sales at Raytheon Optical Systems, where amounts outstanding do not correlate to current period revenues. Pre-production and excess over average costs on the 717-200 program are excluded as these amounts are not correlated with current revenues and therefore distort the DSI calculation. Fourth quarter 2000 excludes OEA because they were acquired at the end of the year and there were no revenues associated with the inventories.


                              GOODRICH CORPORATION
                                  ($ MILLIONS)

                                                  -----------------------------------------------------
                                                                          2001
                                                  -------------------------------------------==========
                                                      Q1         Q2          Q3        Q4    2001 YTD
                                                  -------------------------------------------==========

AEROSPACE
SALES
Aerostructures & Aviation Technical Services         $ 359.8     $ 405.5                       $ 765.3
Landing Systems                                        289.6       280.1                         569.7
Engine & Safety Systems                                177.3       196.6                         373.9
Electronic Systems                                     174.4       184.2                         358.6
Total Trade Sales                                    1,001.1     1,066.4                       2,067.5


OPERATING INCOME
Aerostructures & Aviation Technical Services            52.6        63.3                         115.9
Landing Systems                                         40.8        33.5                          74.3
Engine & Safety Systems                                 29.9        39.4                          69.3
Electronic Systems                                      31.4        33.0                          64.4
Total Operating Income                                 154.7       169.2                         323.9


MARGIN
Aerostructures & Aviation Technical Services            14.6%       15.6%                         15.1%
Landing Systems                                         14.1%       12.0%                         13.0%
Engine & Safety Systems                                 16.9%       20.0%                         18.5%
Electronic Systems                                      18.0%       17.9%                         18.0%
Total Operating Margin                                  15.5%       15.9%                         15.7%
                                                  -------------------------------------------==========

ENGINEERED INDUSTRIAL PRODUCTS
                                                  -------------------------------------------==========
SALES                                                $ 176.2     $ 172.6                       $ 348.8

OPERATING INCOME                                        25.9        24.7                          50.6

MARGIN                                                  14.7%       14.3%                         14.5%
                                                  -------------------------------------------==========

---------------------------------------------------------------------------------------------==========
TOTAL
---------------------------------------------------------------------------------------------==========
SALES                                              $ 1,177.3   $ 1,239.0                     $ 2,416.3
SEGMENT OPERATING INCOME                               180.6       193.9                         374.5
MARGIN                                                  15.3%       15.6%                         15.5%
---------------------------------------------------------------------------------------------==========

                              GOODRICH CORPORATION
                                  ($ MILLIONS)

                                                    --------------------------------------------------------
                                                                             2000
                                                    --------------------------------------------============
                                                        Q1         Q2         Q3         Q4        2000
                                                    --------------------------------------------============

AEROSPACE
SALES
Aerostructures & Aviation Technical Services           $ 357.6    $ 348.4    $ 375.4    $ 374.1   $ 1,455.5
Landing Systems                                          260.1      259.0      265.9      272.7     1,057.7
Engine & Safety Systems                                  147.8      153.5      152.3      163.9       617.5
Electronic Systems                                       127.5      139.3      132.4      143.7       542.9
Total Trade Sales                                        893.0      900.2      926.0      954.4     3,673.6


OPERATING INCOME
Aerostructures & Aviation Technical Services              48.9       49.0       57.3       53.8       209.0
Landing Systems                                           37.3       35.1       35.7       40.9       149.0
Engine & Safety Systems                                   27.3       30.2       28.0       30.2       115.7
Electronic Systems                                        25.2       27.6       33.1       32.2       118.1
Total Operating Income                                   138.7      141.9      154.1      157.1       591.8


MARGIN
Aerostructures & Aviation Technical Services              13.7%      14.1%      15.3%      14.4%       14.4%
Landing Systems                                           14.3%      13.6%      13.4%      15.0%       14.1%
Engine & Safety Systems                                   18.5%      19.7%      18.4%      18.4%       18.7%
Electronic Systems                                        19.8%      19.8%      25.0%      22.4%       21.8%
Total Operating Margin                                    15.5%      15.8%      16.6%      16.5%       16.1%
                                                    --------------------------------------------============

ENGINEERED INDUSTRIAL PRODUCTS
                                                    --------------------------------------------============
SALES                                                  $ 177.6    $ 182.2    $ 167.4    $ 163.0     $ 690.2

OPERATING INCOME                                          33.6       32.6       29.0       26.9       122.1

MARGIN                                                    18.9%      17.9%      17.3%      16.5%       17.7%
                                                    --------------------------------------------============

------------------------------------------------------------------------------------------------============
TOTAL
------------------------------------------------------------------------------------------------============
SALES                                                $ 1,070.6  $ 1,082.4  $ 1,093.4  $ 1,117.4   $ 4,363.8
SEGMENT OPERATING INCOME                                 172.3      174.5      183.1      184.0       713.9
MARGIN                                                    16.1%      16.1%      16.7%      16.5%       16.4%
------------------------------------------------------------------------------------------------============











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